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                                                                   EXHIBIT 23.1

                    INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT

  As independent public accountants, we hereby consent to the use of our reports in this Registration Statement Amendment No. 1 on Form S-1 of Hugoton Royalty Trust and on Form S-3 of Cross Timbers Oil Company (the Company), Registration No. 333-68441, dated January 22, 1999 and January 25, 1999, and to the incorporation by reference of our report dated March 18, 1998 included in the Company's Form 10-K for the year ended December 31, 1997, our report dated February 11, 1998 included in the Company's Form 8-K/A Amendment No. 1 dated December 1, 1997 and our report dated April 17, 1998 included in the Company's Form 8-K and Form 8-K/A Amendment No.1 dated April 24, 1998, and to all references to our firm included in or made a part of this Registration Statement.

ARTHUR ANDERSEN LLP

Fort Worth, Texas

January 25, 1999